Exhibit 10.59

EMPLOYMENT AGREEMENT

1. Employment Period. EDGAR Online, Inc. (the “Company”) shall employ Philip D. Moyer (the “Executive”), and the Executive agrees to be employed by the Company in the position of President of the Company in accordance with the terms and subject to the conditions of this agreement (“Agreement”), commencing on the Executive’s first day of work on behalf of the Company (the “Effective Date”) and continuing until such employment is terminated in accordance with the provisions of Section 10, in which case the provisions of Section 10 shall control (the “Term”). The Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by the Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound, (b) the Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other company or person (or other agreement with any other person containing a restriction on the Executive’s right to do business or obligating him to do business with any other person on a priority or preferential basis) and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its term.

2. Position and Duties. During the Term, the Executive shall serve in, and assume duties and responsibilities consistent with, the position of President. During the Term, the Executive agrees to devote his full business time during regular working hours, as set forth in Section 3 hereof, using his skill, energy and best business efforts on behalf of the Company. Notwithstanding the foregoing, the Executive may devote such time to manage his personal affairs and to serve on community, corporate, civic, professional or charitable boards or committees, so long as such activities do not unreasonably interfere with the performance of the Executive’s duties and responsibilities under this Agreement. In no event shall this Agreement be deemed to restrict the Executive from making or maintaining passive investments in any business not competitive with the business of the Company or investments of 5% or less of the outstanding stock of public companies whose stock is traded on a national securities exchange or in the over-the-counter market, provided that except as provided in this Section 2, the Executive shall not engage in any other employment, consulting or other business activity, including the provision of services to a company other than the Company, without the prior written consent of the Company. For purposes of this Section 2, a “passive investment” shall be deemed to mean investment in a business which does not require or result in the participation of the Executive in the management or operations of such business except during times other than regular business hours and which does not unreasonably interfere with the performance of the Executive’s duties and responsibilities under this Agreement. Nothing contained herein shall limit the right of the Executive to make speeches, write articles or participate in public debate and discussions in and by means of any medium of communication or serve as a director or trustee of any non-competing corporation or organization, provided that such activities are not inconsistent with the Executive’s obligations under this Agreement.

3. Days/Hours of Work and Work Week. Subject to the Executive’s rights to vacation, personal time off and sick days, the Executive shall normally work during regular business days and his hours of work shall be appropriate for the nature of the Executive’s duties and responsibilities with the Company, it being recognized that such duties and responsibilities require flexibility in the Executive’s work schedule. Consistent with the Executive’s aforesaid duties the Executive shall, at all times during the Term hereof, be subject to the supervision and direction of the Company’s Board of Directors with respect to his duties, responsibilities and the exercise of his powers.

4. Location. The primary location of the Executive’s employment with the Company shall be the Company’s New York City offices, but the Executive agrees to travel as required to perform his duties under this Agreement. The Executive acknowledges and understands that he will from to time to time be required to report to the Company’s headquarters in Norwalk, CT.

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5. Compensation.

Total cash compensation for the Executive will be comprised of three parts:

(a) Base Salary. During the Term, the Company shall pay, and the Executive agrees to accept, in consideration for the Executive’s services hereunder an annual base salary of $335,000 (as such Base Salary may be adjusted in accordance with this Agreement), which base salary shall be paid in pro rata bi-weekly payments in accordance with the Company’s payroll practices for executive officers as in effect from time to time. The Executive’s base salary will be reviewed annually by the Company’s Board of Directors or its Compensation Committee to consider whether an increase in the base salary is warranted or appropriate. Moreover, at such time as the Executive assumes the title and responsibilities of Chief Executive Officer in accordance with Section 5(c), the Company’s Board of Directors or its Compensation Committee will determine whether a review of base salary is warranted or appropriate.

(b) Balanced Scorecard Incentive. The Board of Directors or the Compensation Committee may, in its sole discretion, cause the Company to pay to the Executive an additional incentive annual bonus within a reasonable time after the Company’s fiscal year of up to 75% of his base salary as then in effect based upon predetermined performance criteria set for the Executive by the Board of Directors or the Compensation Committee and certain other factors, including the Company’s performance, financial stability, achievement of strategic targets and availability of cash.

(c) Title; Bonus; Restricted Shares. It is anticipated by the parties that the Executive will assume the title and responsibilities of Chief Executive Officer of the Company (in addition to the title and responsibilities of President). Subject to Section 10, the Executive shall assume the title and responsibilities of Chief Executive Officer of the Company (in addition to the title and responsibilities of President) upon the earlier to occur of the date that is 12 months after the effective date of this Agreement or immediately after any calendar quarter with respect to which the Company reports in a public announcement or a publicly filed report realized GAAP revenues of at least $6.0 million, whichever is sooner. At the time that the Executive becomes the Chief Executive Officer of the Company, the Executive will be entitled to receive a one time payment of $75,000 which will be deducted from the Executive’s incentive annual bonus payment which may be earned pursuant to Section 5(b) of this Agreement during the first year of the Term. The foregoing $75,000 payment shall be paid in one lump sum (or, depending on the availability of cash, pro rated during the ensuing fiscal year, but in all events subject to deduction of all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions) no later than the end of the fiscal quarter following the fiscal quarter in which the event takes place. In addition to the foregoing $75,000 payment, at the time that the Executive becomes the Chief Executive Officer of the Company, the Company shall issue to the Executive 50,000 shares (subject to appropriate adjustment in the event of any stock splits, reverse stock splits, stock dividends, consolidations and the like) of the Company’s Common Stock, $.01 par value, for no additional material consideration from the Executive (such shares, the “Bonus Shares”). The Bonus Shares shall be restricted stock at the time of issuance and shall vest as follows: one third (1/3) of the Bonus Shares will vest immediately and automatically after six months of service by the Executive to the Company and the remaining Bonus Shares will vest in seven equal tranches every six months thereafter (or, if such Bonus Shares are issued as of a date after the date(s) on which any portion of the Bonus Shares would have vested pursuant to the foregoing clause, then such Bonus Shares as would have vested on such date(s) had the Bonus Shares been issued before such date(s) shall be deemed vested upon the issuance thereof), such that on the date that is 48 months after the Executive commenced his employment with the Company, all of the Bonus Shares will be fully vested. In the event that the Executive is

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required to pay to the Company an amount not less than the par value for the Bonus Shares in order for them to be validly issued, fully paid and non-assessable shares, the Company shall promptly thereafter pay to the Executive a cash bonus in an amount such that, after tax, the Executive will not have incurred any net out-of-pocket expense (other than any income tax payable by the Executive as a result of the issuance of such Bonus Shares, but not such cash bonus) in connection with the issuance to the Executive of the Bonus Shares.

6. Expenses. During the Term, the Executive shall be entitled to payment for or reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company. All requests by the Executive for payment for or reimbursement of such expenses shall be supported by appropriate invoices, vouchers, receipts or such other supporting documentation in such form and containing such information as the Company may from time to time reasonably require, evidencing that the Executive, in fact, incurred or paid such expenses.

7. Vacation. During the Term of this Agreement, the Executive shall be entitled to take and/or accrue 30 vacation days per year. Accrual of vacation time shall be subject to Company’s personnel policy.

8. Restricted Stock. The Company shall issue to the Executive 250,000 shares (subject to appropriate adjustment in the event of any stock splits, reverse stock splits, stock dividends, consolidations and the like) of the Company’s Common Stock (the “Signing Shares”), for no additional material consideration from the Executive on or promptly after the Effective Date. The Signing Shares shall be restricted stock at the time of issuance and shall vest as follows: one third (1/3) of the Signing Shares will vest immediately and automatically after six months of service by the Executive to the Company and the remaining Signing Shares will vest in seven equal tranches every six months thereafter, such that on the date that is 48 months after the issuance of the Signing Shares, all of the Signing Shares will be fully vested. In the event that the Executive is required to pay to the Company an amount not less than the par value for the Signing Shares in order for them to be validly issued, fully paid and non-assessable shares, the Company shall pay promptly thereafter to the Executive a cash bonus in an amount such that, after tax, the Executive will not incurred any net out-of-pocket expense (other than any income tax payable by the Executive as a result of the issuance of such Signing Shares, but not such cash bonus) in connection with the issuance to the Executive of the Signing Shares.

9. Other Benefits. During the Term, the Executive shall be entitled to participate in all benefit plans offered by the Company to its executive officers all in accordance with the Company’s policies as in effect from time to time and in substantially the same manner and at substantially the same levels as the Company makes such opportunities available to the Company’s other executive officers.

10. Termination of Employment.

(a) Death; Life Insurance. In the event that during the Term, the Executive dies, this Agreement and the Executive’s employment with the Company shall automatically terminate and the Company shall have no further obligations to the Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay to the Executive’s heirs, administrators or executors any earned but unpaid base salary, bonus and benefits. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions. The Company shall use commercially reasonable efforts to obtain and maintain in full force and effect during the Term a life insurance policy covering the life of the Executive for the benefit of his designee(s) in an amount to be mutually agreed upon.

(b) Disability. In the event that, during the Term, the Executive shall be prevented from performing his duties and responsibilities hereunder to the full extent required by the Company by reason of a Disability (as

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defined below), this Agreement and the Executive’s employment with the Company shall automatically terminate and the Company shall have no further obligations to the Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay the Executive’s heirs, administrators or executors any earned but unpaid base salary, bonus and benefits. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA. For purposes of this Agreement, “Disability” or “Disabled” shall mean a physical or mental disability that, in the Company’s Board of Director’s reasonable discretion, based upon the medical opinions of two qualified physicians specializing in the area or areas of the Executive’s affliction, one of whom shall be chosen by the Company’s Board of Directors and one of whom shall be chosen by the Executive, prevents the performance by the Executive, even with reasonable accommodation, of his duties and responsibilities hereunder for a continuous period of not less than six consecutive months or eight months in the aggregate in any calendar year.

(c) Cause.

(i) At any time during the Term, the Company may terminate this Agreement and the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (a) the substantial and repeated failure of the Executive to perform his duties and responsibilities for the Company (other than any such failure resulting from a Disability) after a written demand by the Company’s Board of Directors for substantial performance is delivered to the Executive by the Company, which specifically identifies the manner in which the Company’s Board of Directors believes that the Executive has not substantially performed his duties and responsibilities, failure is not cured by the Executive to the Company’s Board of Directors’ reasonable satisfaction within 30 days of his receipt of such written demand; (b) the conviction of, or plea of guilty or nolo contendere to a felony, or other crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud that is injurious to the Company or any of its subsidiaries or any of its or their respective customers or suppliers; (c) the use of illegal drugs (whether or not at the workplace), (d) any act or omission aiding or abetting a competitor, supplier or customer of the Company or any of its subsidiaries to the material disadvantage or detriment of the Company and its subsidiaries, (e) gross negligence or willful misconduct with respect to the Company or any of its subsidiaries, after the exhaustion of all available appeals, or the violation by the Executive of the representations made by the Executive in Section 1 of this Agreement or the covenants and agreements made by the Executive with respect to the use and disclosure of the Company’s trade secrets and confidential information or the obligation not to compete with the Company or to solicit employees, customers or suppliers of the Company as set forth herein or in any of the exhibits attached hereto, any of which is materially and demonstratively injurious to the Company. Termination under Sections 10(c)(i)(b), 10(c)(i)(c), 10(c)(i)(d), and 10(c)(i)(e) above shall not be subject to cure.

(ii) Termination of the Executive for Cause pursuant to Section 10(c)(i) shall be made by delivery to the Executive of a copy of the written demand of the sort described in Section 10(c)(i)(a), which written demand shall specify the basis of such termination, the conduct justifying such termination, and the particulars thereof and, if applicable, finding that in the reasonable judgment of the Company’s Board of Directors, the conduct set forth in Section 10(c)(i)(a), 10(c)(i)(b), 10(c)(i)(c), 10(c)(i)(d) or 10(c)(i)(e), as applicable, has occurred and that such occurrence warrants the Executive’s termination of employment. Upon receipt of such demand or notice, the Executive, shall be entitled to appear before the Company’s Board of Directors for the purpose of demonstrating that Cause for termination does not exist or that the circumstances which may have constituted Cause have been cured in accordance with the provisions of Section 10(c)(i)(a). No termination shall be final until the Company’s Board of Directors has reached a determination regarding Cause following such appearance.

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(iii) Upon termination of this Agreement for Cause, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive any earned but unpaid base salary, bonus and benefits. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(d) Good Reason.

(i) At any time during the Term, subject to the conditions set forth in Section 10(d)(iii) below, the Executive may terminate this Agreement and the Executive’s employment with the Company for Good Reason. For purposes of this Agreement, for “Good Reason” shall mean one or more of the following (a) the occurrence, without the Executive’s consent, of a Change of Control (as defined in Section 10(d)(ii) below), (b) a material breach of this Agreement by the Company, provided that the Company does not cure such material breach with 15 business days after the Executive provides notice of such material breach in the manner set forth in Section 10(d)(iii), (c) an involuntary change in the Executive’s status or position with the Company which constitutes a demotion from the Executive’s then current status or position and a material change in the nature or scope of powers, authority or duties inherent in such position, (d) a reduction by the Company in the Executive’s Base Salary (unless all executive officers of the Company also have their salaries reduced in an equivalent percentage as part of an overall Company cost cutting plan) or material change in the Executive’s bonus structure; or (e) the Company’s requiring the Executive to maintain his primary location of employment at a location more than 125 miles from Wayne, Pennsylvania.

(ii) For purposes of this Agreement, “Change of Control” means: (a) any consolidation or merger of the Company pursuant to which a majority of the outstanding voting securities of the surviving or resulting company are not owned collectively by the holders of the Company’s outstanding voting securities as of the Effective Date (the “Current Control Group”); (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company other than any sale, lease, exchange or other transfer to any company where the Company owns, directly or indirectly, 100% of the outstanding voting securities of such company after any such transfer; (c) any person (as such term is used in Section 13(d) of the Exchange Act of 1934, as amended), other than the Current Control Group, shall acquire or become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) whether directly, indirectly, beneficially or of record, of a majority or more of outstanding voting securities of the Company; or (d) commencement by any entity, person, or group (including any affiliate thereof, other than the Company) of a tender offer or exchange offer where the offeror acquires a majority of the then outstanding voting securities of the Company or (e) in the event of a vote of the stockholders to elect directors of the Company, the vote by a majority of stockholders present at the meeting in favor of candidates other than those nominated by the Company’s then existing Board of Directors or (e) when, during any period of 24 consecutive months, the individuals who, at the beginning of such period, constitute the Company’s Board of Directors (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof; provided, however, that a director who was not a director at the beginning of such 24 month period shall be deemed to have satisfied such 24 month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds (2/3) a majority of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24 month period) or through the operation of this proviso;

(iii) The Executive shall be entitled to terminate this Agreement and his employment with the Company for Good Reason provided that he has delivered written notice to the Company of his intention to terminate this Agreement and his employment with the Company for Good Reason within 15 business days after either the earlier of either (a) the date on which the Executive receives written notice from the Company of the occurrence

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of any event included within the meaning of Good Reason under Section 10(d)(i) or (b) the date on which the Executive obtains actual knowledge of the occurrence of any event included within the meaning of Good Reason under Section 10(d)(i). Such notice, if given by the Executive pursuant to Section 10(d)(iii)(b) hereof, shall specify in reasonable detail the circumstances claimed to provide the basis for such termination for Good Reason. Notwithstanding the foregoing, (1) the Executive shall not be entitled to terminate this Agreement and his employment with the Company for Good Reason if the Company has eliminated the circumstances constituting Good Reason pursuant to Section 10(d)(i)(b), Section 10(d)(i)(c), Section 10(d)(i)(d) or Section 10(d)(i)(e) within 15 business days of its receipt from the Executive of the written notice described in this Section 10(d)(iii), and (2) the Executive shall be entitled to terminate this Agreement and his employment with the Company for Good Reason upon a Change of Control at any time within three months after the consummation of the Change of Control.

(iv) In the event that the Executive terminates this Agreement and his employment with the Company for Good Reason, the Company shall pay or provide to the Executive (or, following his death, to the Executive’s heirs, administrators or executors) any earned but unpaid base salary, bonus and benefits, plus (a) if such termination for Good Reason occurs during the first six months of the Term, an amount equal to six months’ worth of the Executive’s base salary as in effect immediately prior to such termination, or (b) if such termination for Good Reason occurs at any time after the first six months of the Term, an amount equal to twelve months’ worth of the Executive’s base salary as in effect immediately prior to such termination. In addition to the foregoing amounts to be paid, if the Executive terminates this Agreement and his employment with the Company for Good Reason, then a portion of the Signing Shares and the Bonus Shares (if any) shall vest immediately and without any further action. The portion of the Signing Shares and the Bonus Shares (if any) that shall vest shall be: (x) if such termination for Good Reason occurred during the first six months of the Term, the number of Signing Shares and Bonus Shares (if any) that would have vested within the six month period following such termination if the Executive had remained in the employ of the Company; (y) if such termination for Good Reason occurred during the period commencing on the first day of the seventh month of the Term and ending on the last day on the twelfth month of the Term, the number of Signing Shares and Bonus Shares (if any) that would have vested within the twelve month period following such termination if the Executive had remained in the employ of the Company; and (z) if such termination occurred after the first anniversary of the Effective Date, the number of Signing Shares and Bonus Shares (if any) that would have vested within the 24 month period following such termination if the Executive had remained in the employ of the Company. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(v) At the Executive’s option, the amount described in Section 10(d)(iv)(b) shall be paid to the Executive in the same manner as they would have been paid, in accordance with the provisions of Section 5(a), had the Executive remained employed by the Company. To exercise such option, the Executive shall deliver to the Company written notice electing such option within 10 business days after the Executive’s last day of employment with the Company. If the Executive fails to deliver such written notice within 10 business days after his last date of employment with the Company, the Executive shall be entitled to receive the amounts described in Section 10(d)(iv)(b) in a lump sum within 45 days of his last date of employment with the Company.

(vi) In the event of a termination for Good Reason, the Executive shall first execute and deliver to the Company a general release of liability, in form and substance reasonably acceptable to the Company, prior to receiving any payments or benefits to which the Executive is entitled under this Agreement (other than earned but unpaid base salary, bonus and benefits).

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(e)	Without Cause.

(i) The parties shall be entitled to terminate this Agreement and the Executive’s employment with the Company without cause, by providing prior written notice of at least 30 days to the other party. Upon termination of this Agreement and the Executive’s employment with the Company pursuant to this Section 10(e)(i), the Company shall have no further obligations to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except to pay to the Executive or his heirs, administrators or executors: (a) any earned but unpaid base salary, bonus and benefits, (b) if the Executive’s employment with the Company is terminated without cause during the first six months of the Term, an amount equal to three months’ worth of the Executive’s base salary as in effect immediately prior to such termination, and (c) if the Executive’s employment with the Company is terminated at any time after the first six months of the Term, an amount equal to six months’ worth of the Executive’s base salary as in effect immediately prior to such termination. In addition to the foregoing amounts to be paid, if the Executive’s employment with the Company is terminated without cause, then a portion of the Signing Shares and the Bonus Shares (if any) shall vest immediately and without any further action. The portion of the Signing Shares and the Bonus Shares (if any) that shall vest shall be: (x) if such termination occurred during the first six months of the Term, the number of Signing Shares and Bonus Shares (if any) that would have vested within the three month period following such termination if the Executive had remained in the employ of the Company; (y) if such termination occurred during the period commencing on the first day of the seventh month of the Term and ending on the last day on the twelfth month of the Term, the number of Signing Shares and Bonus Shares (if any) that would have vested within the six month period following such termination if the Executive had remained in the employ of the Company; and (z) if such termination occurred after the first anniversary of the Effective Date, the number of Signing Shares and Bonus Shares (if any) that would have vested within the 24 month period following such termination if the Executive had remained in the employ of the Company. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(ii) In the event of a termination without cause, the Executive shall first execute and deliver to the Company a general release of liability, in form and substance reasonably acceptable to the Company, prior to receiving any payments or benefits to which the Executive is entitled under the terms of this Agreement (other than earned but unpaid base salary, bonus and benefits).

11. Confidential Information/Ownership and Assignment of Inventions. The Executive expressly acknowledges that, in the performance of his duties and responsibilities with the Company, (i) he has been exposed, and will be exposed, to the trade secrets, business and/or financial secrets and confidential and proprietary information of the Company, its affiliates and/or its clients or customers (“Confidential Information”) and (ii) he and/or other employees of the Company working with him, without him or under his supervision, may create, conceive of, make, prepare, work on or contribute to the creation of, or may be asked by the Company or its affiliates to create, conceive of, make, prepare, work on or contribute to the creation of, without limitation, lists, business diaries, business address books (except for business addresses and business address books not related to the Company), documentation, ideas, concepts, inventions, designs, works of authorship, computer programs, audio/visual works, developments, proposals, works for hire or other materials. Therefore, the Executive agrees to execute and abide by the terms of an Employee Confidentiality Agreement, a copy of which has been provided to the Executive. Additionally, the Executive affirms that he will not rely upon the protected trade secrets or confidential or proprietary information of his prior employer(s) in providing services to the Company. The Executive acknowledges that the Confidential Information obtained by him during the course of his employment with the Company is the sole and exclusive property of the Company. As requested by the Company from time to time and in any event upon the termination of the Executive’s employment with the Company, the Executive shall promptly deliver to the Company, or at the Company’s

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election destroy, all copies and embodiments, in whatever form or medium, of all Confidential Information and other property and assets of the Company and its subsidiaries in the Executive’s possession or within his control (including, but not limited to, office keys, access cards, written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes computers and handheld devices (including all software, files and documents thereon) and any other materials containing any Confidential Information or Company Works) irrespective of the location or form of such material and, if requested by the Company, shall provide the Company with written confirmation that all such materials have been delivered to the Company or destroyed, as applicable.

12. Employee Confidentiality Agreement; Non-Compete/Non-Solicitation/Non-Servicing Agreement. The Executive agrees and acknowledges that the Confidential Information that the Executive has already received and will receive are valuable to the Company, its affiliates and/or its clients or customers, and that its protection and maintenance constitute legitimate business interests of Company, its affiliates and/or its clients or customers. Therefore, the Executive agrees to execute and abide by the terms of the Employee Confidentiality Agreement, a copy of which has been provided to the Executive, and a Non-Compete/Non-Solicitation/Non-Servicing Agreement in substantially the form attached hereto as Exhibit 1.

13. Insider Trading Policy/Public Disclosure. As a result of the potential liability for both the Company and the Executive for “insider trading” under the securities laws, the Company’s Board of Directors has adopted an Insider Trading and Public Disclosure Policy, a copy of which has been provided to the Executive. The Executive agrees to bound by and comply with such policy and to evidence such agreement by executing and delivering to the Company the Insider Trading and Disclosure Policy Acknowledgement.

14. Indemnification; Defense of Claims. The Company hereby covenants and agrees to indemnify the Executive to the fullest extent permitted by law and the Company’s charter documents and to hold the Executive harmless fully, completely, and absolutely against and in any respects to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including attorneys’ fees), losses, and damages resulting from the Executive’s good faith performance of his job duties pursuant to this Agreement. The Company also hereby agrees to use its commercially reasonable efforts to purchase, maintain and cover the Executive under a directors’ and officers’ liability insurance policy. The Executive agrees that, during the Employment Period, and for a period of six months after termination of the Executive’s employment, upon request by the Company, the Executive shall cooperate with the Company in connection with any matters the Executive worked on during his employment with the Company and any related transitional matters. In addition, during the Employment Period and thereafter, the Executive agrees to cooperate with the Company in the defense of any claims or actions that may be made by or against the Company that affect the Executive’s prior areas of responsibility or involve matters about which the Executive has knowledge, except if the Executive’s reasonable interests are adverse to the Company in such claim or action and provided that after the Employment Period such level of cooperation shall be reasonable and shall take due account of the Executive’s work and personal commitments. The Company agrees to promptly reimburse the Executive for all of the Executive’s reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply with the Executive’s obligations under this Section 14.

15. Dispute Resolution. The Parties agree that any dispute or claim, whether based on contract, tort, discrimination, retaliation, or otherwise, relating to, arising from, or connected in any manner with this Agreement or the Executive’s employment with the Company shall be resolved exclusively through final and binding arbitration under the auspices of the American Arbitration Association (“AAA”) in New York, New York. The arbitration shall proceed in accordance with the National Rules for the Resolution of Employment Disputes of the AAA in effect at the time the claim or dispute arose, unless other rules are agreed upon by the parties. The arbitration shall be conducted by one arbitrator who is a member of the AAA, unless the parties

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mutually agree otherwise. The arbitrators shall have jurisdiction to determine any claim, including the arbitrability of any claim, submitted to them. The arbitrators may grant any relief authorized by law for any properly established claim. The interpretation and enforceability of this section of this Agreement shall be governed and construed in accordance with the United States Federal Arbitration Act, 9. U.S.C. ss.1, et seq. More specifically, the parties agree to submit to binding arbitration any claims for unpaid wages or benefits, or for alleged discrimination, harassment, or retaliation, arising under Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the National Labor Relations Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Fair Labor Standards Act, Sections 1981 through 1988 of Title 42 of the United States Code, COBRA, and any other federal, state, or local law, regulation, or ordinance, and any common law claims, claims for breach of contract, or claims for declaratory relief. The Executive acknowledges that the purpose and effect of this section is solely to elect private arbitration in lieu of any judicial proceeding he might otherwise have available to him in the event of an employment-related dispute between him and the Company. Therefore, the Executive hereby waives his right to have any such employment-related dispute heard by a court or jury, as the case may be, and agrees that his exclusive procedure to redress any employment-related claims will be arbitration.

In the event of any legal action or other proceeding arising out of or related to or for the enforcement of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs and expenses incurred in that action or proceeding, including attorneys’ fees, costs and expenses incurred on appeal, if any, in addition to any other relief to which such party may be entitled, from the non-prevailing party.

16. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement or contemplated hereby shall be in writing and shall be deemed to have been duly given to a party when personally delivered, delivered by a nationally recognized overnight delivery service or when mailed United States Certified or registered mail, return receipt requested, postage prepaid to such party’s address set forth below or at such other address designated by notice in the manner provided in this Section.

if to the Company, to:

EDGAR Online, Inc.

50 Washington Street

Norwalk, Connecticut 06854

Attn: Chairman on the Board

if to the Executive, to:

Philip D. Moyer

1124 Pebble Spring Drive

Berwyn, PA 19312

17. Nondisparagement. During the Term, the Executive agrees to refrain from (i) making, directly or indirectly, any derogatory comments concerning the Company or its subsidiaries or any current or former officers, directors, employees or shareholders thereof or (ii) taking any other action with respect to the Company which is reasonably expected to result, or does result in, damage to the business or reputation of the Company, its subsidiaries or any of its current or former officers, directors, employees or shareholders. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall prohibit or restrict the Executive from, truthfully and in good faith: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the

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Company’s designated legal, compliance or human resources officers; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

18. Costs and Expenses. The Company shall reimburse the Executive for his out-of-pocket costs incurred in connection with the negotiation and preparation of this Agreement including, without limitation, the Executive’s reasonable attorneys’ fees and costs, not to exceed $5,000.

19. Severability. If any provision of this Agreement is declared void or unenforceable by a court of competent jurisdiction, all other provisions shall nonetheless remain in full force and effect.

20. Governing Law. This Agreement shall be governed by and interpreted exclusively in accordance with the laws of New York, without regard to conflict of laws provisions thereof. All disputes arising from or relating to the enforcement of the arbitration provision of this Agreement or otherwise shall be heard exclusively in a court of competent jurisdiction within the City and State of New York, and the parties hereto consent to personal jurisdiction in such courts for such purposes, and further waive all objections on grounds of improper venue or forum non-conviens.

21. Waiver. The waiver by either party of a breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach. The failure of a party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement. Any waiver must be in writing.

22. Assignment. This Agreement, as it relates to the Executive’s employment, is a personal contract and the rights, interests and obligations of the Executive hereunder may not be sold, assigned, delegated, transferred, assigned, pledged or hypothecated. Except as otherwise herein expressly provided, this Agreement shall be binding upon and shall inure to the benefit of the Executive and the Executive’s personal representative and shall inure to the benefit of and be binding upon the Company and its successors and assigns, including without limitation, any corporation or other entity into which the Company is merged or which acquires all or substantially all of the assets of the Company.

23. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement

24. Entire Agreement. This Agreement, including the Exhibits hereto, embodies all of the representations, warranties, and agreements between the parties relating to the Executive’s employment. No other representations, warranties, covenants, understandings, or agreements exist between the parties. This Agreement shall supersede all agreements, written or oral, relating to the Executive’s employment. This Agreement may not be amended, modified or terminated except by a writing signed by the parties.

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Confidential

Exhibit 1

Non-Compete/Non-Solicitation/Non-Servicing Agreement

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date written below.

EDGAR Online, Inc.		Philip D. Moyer

By:	/s/ Susan Strausberg	By:	/s/ Philip D. Moyer
Name:	Susan Strausberg
Title:	President & CEO
Date:	April 9, 2007	Date:	April 9, 2007